EXECUTED COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of March 1, 2018, between PVH Corp., a Delaware corporation (“PVH” and, together with its affiliates and subsidiaries, the “Company”), and FRANCIS K. DUANE (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company has previously entered into a Second Amended and Restated Employment Agreement with the Executive, dated as of December 23, 2008 and as further amended from time to time (the “Prior Agreement”), and the parties desire to enter into a new agreement so as to ensure that the Executive is retained on a full-time basis in accordance with the terms set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on the terms and conditions set forth herein, and agrees that this Agreement shall amend and supersede the terms and conditions of the Prior Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.Employment.
(a)    Effective Date. This Agreement shall be effective as of March 1, 2018 (the “Effective Date”).
(b)    Employment Period. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof for a three-year period commencing on the Effective Date and ending on the February 28, 2021 (the “Term”), subject to earlier termination in accordance with the provisions of Section 3. Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 3(a)). The period commencing on the Effective Date and ending on the first to occur of the end of the Term or the effective date of the termination of the Executive’s employment is hereinafter referred to as the “Employment Period.”
(c)    Position and Duties.
(i)    During the Employment Period, the Executive shall serve as Chief Executive Officer, Heritage Brands, and Vice Chairman, PVH, with such duties and responsibilities as shall from time to time be assigned to him and as are consistent and commensurate with his titles and positions, which, without limiting the generality of the foregoing, shall include the continuation of overall management of the North America wholesale customer relationships, as well as working on corporate strategic initiatives; provided, however, that on or after February 3, 2020, the Company may, in its discretion, choose to modify the Executive’s titles, duties and responsibilities so as to enable the Executive to focus on the smooth transition of his duties as of the end of the Term. The Executive’s services shall be performed at the Company’s headquarters in New York, New York or such other location as may be mutually agreed between the Company and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business..
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time (with business time determined in accordance with the Company’s usual and customary standards for its senior executives) to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and conscientiously such responsibilities. During the Employment Period, the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic and charitable boards and to manage his personal and family investments, in each case, to the extent such activities do not materially interfere, in the reasonable judgment of the Company’s Board of Directors (which, for purposes of this Agreement, includes any committee thereof, unless the context requires otherwise (the “Board”)), with the performance of his duties for the Company and are otherwise consistent with the Company’s governance policies.
2.    Compensation.
(a)    Base Salary. During the Employment Period the Company shall pay the Executive a salary (“Base Salary”) at the annual rate of $1,125,000, which shall be increased to an annual rate of $1,150,000 effective June 1, 2018 through the end of the Term, payable in accordance with the normal payroll procedures of the Company in effect from time to time. Base Salary shall not be reduced after any increase, and the term Base Salary as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect.
(b)    Incentive and Bonus Compensation. The Executive shall be eligible to participate in the Company’s existing and future bonus and stock option plans and other incentive compensation programs for similarly situated executives (collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time. Notwithstanding the foregoing, the Executive acknowledges and agrees that the Executive shall receive the equity awards described in Sections 2(e) and 2(f), and no other equity awards shall be made to the Executive during the Employment Period. The Executive further acknowledges and agrees that eligibility to participate in a Plan is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan.

(i)    To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, the Chief Executive Officer or the Board, as appropriate, may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in the Chief Executive Officer’s or the Board’s sole and absolute discretion. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any and all Plans in its sole and absolute discretion. Except as otherwise provided herein, the terms of each Plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof. Without limiting the generality of the foregoing, the definition of “Cause” hereunder shall not supersede the definition of “cause” in any Plan (unless the Plan expressly defers to the definition of “cause” under an executive’s employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive’s employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.
(c)    Benefits. The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion. Except as otherwise provided herein, the terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.
(d)    Expenses. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof. Such procedures include the reimbursement of approved expenses within 30 days after approval. Section 409A (as defined in Section 7(1)) prohibits reimbursement payments from being made any later than the end of the calendar year following the calendar year in which the applicable expense is incurred or paid. Also under Section 409A (i) the amount of expenses eligible for reimbursement during any calendar year may not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) the right to reimbursement under this Section 2(d) cannot be subject to liquidation or exchange for another benefit.
(e)    2018 RSU Grant. The Company shall grant an award of restricted stock units (“RSUs”) to the Executive with a fair market value on the date of grant of approximately $3.3 million (the “2018 RSU Grant”). The 2018 RSU Grant shall be made on the date during the Company’s 2018 fiscal year on which the annual awards are made to the Company’s other executive officers. The value of the 2018 RSU Award shall be determined in accordance with the Company’s standard grant practice. The 2018 RSU Grant shall be subject to ratable annual vesting over a three-year period. Except as otherwise provided in Sections 3(b) and 3(c), upon the Executive’s termination of employment, the 2018 RSU Grant shall be treated in the same manner as standard annual grants made to other senior executives.
(f)    Annual PSU Awards. The Executive shall be eligible to receive annual awards of performance share units (“PSUs”) with a target value of $400,000 (the “Annual PSU Awards”), to be granted during the Company’s 2018, 2019 and 2020 fiscal years at the same time and with similar terms and conditions as PSU awards granted to the other named executive officers of the Company (except as otherwise described in Section 3 below) with the actual number of shares and their value to be determined on the date of grant using the Company’s standard grant practices. For the avoidance of doubt, no Annual PSU Award shall be granted to the Executive in the Company’s 2021 fiscal year. Except as otherwise provided in Sections 3(b) and 3(c), upon the Executive’s termination of employment, the Annual PSU Awards shall be treated in the same manner as standard annual grants made to other senior executives.
3.    Termination of Employment. The Executive’s employment hereunder shall terminate, or shall be subject to termination at any time, as described in this Section 3. A termination of employment shall mean that the Executive has ceased to provide any services as an employee of the Company.
(a)    Termination for Cause by the Company. The Company may terminate the Executive’s employment with the Company at any time for Cause. Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) other payments, entitlements or benefits, if any, in accordance with the terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”). For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company’s severance policy upon his termination for Cause.
(i)    For purposes of this Agreement, “Cause” shall be defined as: (A) gross negligence or willful misconduct, as the case may be, in the performance of the material responsibilities of the Executive’s office or position, which results in material economic harm to the Company or its affiliates or in material reputational harm causing demonstrable injury to the Company or its affiliates; (B) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company that specifically identifies the manner in which the Board or the Company believes that the Executive has not substantially performed the Executive’s duties, and the Executive has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following the Executive’s receipt of such written demand; (C) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (D) the Executive having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any Confidential Information (as hereinafter defined); or (E) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which he is then acting for the Company.
(ii)    For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(b)    Termination without Cause by the Company or for Good Reason by the Executive. The Company may also terminate the Executive’s employment with the Company at any time without Cause, and the Executive may terminate his employment with the Company at any time prior to February 3, 2020 for Good Reason. For the avoidance of doubt, the Executive’s termination of employment with the Company upon the expiration of the Term shall be deemed to be a termination in accordance with Section 3(c) below and shall not constitute a termination without Cause by the Company.
(i)    If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to receive from the Company (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) an aggregate amount (the “Severance Amount”) equal to the sum of (1) the Base Salary through the end of the Term and (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) through the end of the Term; (D) an amount equal to $400,000 in lieu of any Annual PSU Award that has not yet been made in accordance with Section 2(f), as applicable (the “PSU Severance Amount”); (E) full vesting of the 2018 RSU Grant; (F) payment with respect to any Annual PSU Awards granted in accordance with Section 2(f), calculated as if the Executive retired in accordance with Section 3(c) below, as applicable; and (G) the payment or provision of any Other Benefits. Each of the payments and benefits listed in (C)-(F) above shall be subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a). The

Severance Amount shall be paid in equal installments on the same schedule that installments of Base Salary were paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment and ending on the date which would have been the last date for payment of installments of Base Salary after the end of the Term, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a). Each such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2). The PSU Severance Amount shall be paid within 30 days after the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a). If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the Severance Amount or PSU Severance Amount would be considered “deferred compensation” under Section 409A, all payments of the Severance Amount or PSU Severance Amount, as the case may be, other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v), shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period. Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period. For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.
(ii)
(A)    In addition, if the Company terminates the Executive’s employment with the Company without Cause or the Executive terminates his employment with the Company for Good Reason, then the Company shall also provide to the Executive, during the period that the Severance Amount is paid in accordance with Section 3(b)(i) (or, if less, for the 18-month period following the Executive’s date of termination), medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family immediately prior to such termination of employment; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical and dental insurance coverage; and provided further, however, that the Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage.
(B)    Notwithstanding the foregoing, if at any time the Company determines that its partial subsidy of the Executive’s premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, the Company shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the Company’s portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the coverage period.
(iii)    For the avoidance of doubt, the payment of the Severance Amount shall be in lieu of any amounts payable under the Company’s severance policy (as then in effect) and the Executive hereby waives any and all rights thereunder.
(iv)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or circumstances below without the Executive’s prior written consent:
(A)the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(c), or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive and the assignment of additional or alternate duties or responsibilities to the Executive in connection with his professional development or the reallocation of some of the Executive’s duties or responsibilities to other executives of the Company in connection with the evolution of the Executive’s position in a manner consistent with the intent of this Agreement, and also excluding for this purpose any changes within the Heritage Brands business resulting from the divestiture or acquisition of any business or line of business;
(B)a reduction of the Executive’s Base Salary;
(C)the taking of any action by the Company that substantially diminishes (A) the aggregate value of the Executive’s total compensation opportunity provided under this Agreement, or (B) the aggregate value of the employee benefits provided to the Executive under this Agreement pursuant to the Company’s employee benefit and insurance plans as in effect on the Effective Date;
(D)the Company requiring that the Executive’s services be rendered primarily at a location or locations more than 35 miles from the location set forth in Section 1(c), except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business; or
(E)the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
Notwithstanding anything in the foregoing to the contrary, the Executive acknowledges and agrees that his right to terminate his employment for Good Reason is only exercisable prior to February 3, 2020 and shall not be exercisable if his compensation is reduced by the Board pursuant to the Company’s Clawback Policy.
(c)    Termination by Voluntary Resignation (without Good Reason) by the Executive; Retirement; Expiration of Term. In the event of the voluntary resignation of employment (without Good Reason) by the Executive prior to February 14, 2019 (which shall not include a resignation in connection with a termination by the Company for Cause), the Executive’s retirement on or after February 14, 2019, or upon the expiration of the Term, the Executive shall be entitled to (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits. Notwithstanding the foregoing, the Executive shall provide no less than 90 days’ prior written notice of the effective date of his termination of his employment (other than for Good Reason). The Company shall continue to pay the Executive his Base Salary during such 90-day period. Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may waive the requirement for prior notice of the Executive’s termination of his employment or decrease the notice period, in which event the Company shall have no continuing obligation to pay the Executive’s Base Salary or shall only have such obligation with respect to the shortened period, as the case may be. In addition to the foregoing:
(i)    If the date of the termination of the Executive’s employment is on or after December 31, 2020, any unvested portion of the 2018 RSU Grant shall accelerate and become fully vested as of such date. If the date of the termination of the Executive’s employment on or after December 31, 2019 but before December 31, 2020, 66.66% of the award will vest and the unvested portion will be forfeited. If the date of the termination of the Executive’s employment is on or after

December 31, 2018 but before December 31, 2019, 33.33% of the 2018 RSU Grant will vest and the unvested portion will be forfeited; and
(ii)    Any Annual PSU Awards granted shall be subject to full vesting based on actual performance without any proration, and shall be payable at the same time as other participants; provided, however, that if the date of the termination of the Executive’s employment is (A) prior to February 14, 2019, or (b) before the last day of the first fiscal year of the performance period with respect to any Annual PSU Award, such Annual PSU Award shall be forfeited.
(d)    Disability. The Executive’s employment shall be terminable by the Company, subject to applicable law and the Company’s short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that he is prevented from performing his usual duties and services hereunder for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative (“Disability”). If the Executive’s employment is terminated by the Company due to his Disability, the Company shall have no further obligation to the Executive hereunder, except for the payment to the Executive or his legal guardian or representative, as appropriate, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits.
(e)    Death. If the Executive shall die during the Employment Period, this Agreement shall terminate on the date of the Executive’s death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive’s estate of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d) and (iii) the payment or provision of any Other Benefits.
(f)    Good Reason Under Prior Agreement. The Executive acknowledges and agrees that no provision contained in this Agreement shall give him the right to terminate his employment for “Good Reason” under the terms of the Prior Agreement.
(g)    Excise Taxes. Notwithstanding anything in the foregoing to the contrary, if Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 3(g), then no such reduction shall be made. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required reduction in total Parachute Payments with the least reduction in the after-tax economic value to the Executive of such payments. If the after-tax economic value of any payments are equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Executive until the reduction specified herein is achieved. The determination of the Independent Tax Counsel under this Section 3(g) shall be final and binding on all parties hereto. For purposes of this Section 3(g), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company. Notwithstanding anything herein to the contrary, this Section 3(g) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.
(h)    Notice of Termination. Any termination by the Company or by the Executive, other than a termination by reason of the Executive’s death, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 7(c). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination.
(i)    Date of Termination. For purposes of this Agreement the Executive’s date of termination of employment shall be (i) if the Executive’s employment is terminated by the Company with or without Cause, by the Executive for Good Reason, or due to the Executive’s Disability, the date of termination shall be the date on which the other party receives the Notice of Termination, unless a later date is mutually agreed, (ii) if the Executive’s employment is terminated by the Executive other than for Good Reason, the 90th day following the Company’s receipt of the Notice of Termination, unless the Company waives or reduces such period as provided in Section 3(c), and (iii) if the Executive’s employment is terminated by reason of death, the date of termination shall be the date of death.

(j)    Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof), unless the Board requests otherwise and the Executive agrees, and the board of directors (and any committees thereof) of any of the Company’s subsidiaries and affiliates.
4.    Effect of Termination.
(a)    Full Settlement. The amounts paid to the Executive pursuant to Section 3(b), as applicable, following termination of his employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have with respect to his employment by the Company and the termination thereof, other than as expressly provided in Section 2(b). Such amounts shall constitute liquidated damages with respect to any and all such rights and claims. In consideration of the Executive’s receipt thereof, the Executive shall execute a release in favor of the Company, substantially in the form of Exhibit A hereto. Pursuant to said release, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement and otherwise in connection with the Executive’s employment with the Company and the termination thereof, including, without limitation, any claims arising under federal, state or local labor, employment and employment discrimination laws, but excluding claims with respect to this Agreement and any Plan. The payments and provision of benefits to the Executive required by Section 3(b), other than amounts that are required to be paid to the Executive under applicable law, shall be conditioned upon the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release in favor of the Company, provided that such conditions are met on or before the date that is 30 days after the date of the Executive’s termination of employment. If such conditions are not met by such date, the Executive shall forfeit such payments and benefits. Notwithstanding the foregoing, nothing herein shall be construed to release the Company from its obligations to indemnify the Executive (as set forth in Section 7(h)).
(b)    No Duplication; No Mitigation; Limited Offset. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates, except with respect to the continuation of benefits under Sections 3(b), which shall terminate immediately upon obtaining comparable coverage from another employer.

5.    Restrictive Covenants.
(a)    Confidentiality. The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. The Executive further agrees that at any time during the Employment Period or thereafter he will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except as (and only to the extent) (i) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a). The Executive further agrees that following the termination of the Employment Period for whatever reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (B) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).
(b)    Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of his employment with the Company, he has gained or may gain knowledge of such information concerning the Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that he would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if he were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. Accordingly, and subject to the immediately following sentence, the Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof for any reason, the Executive will not, on behalf of himself or any other person, other than the Company, directly or indirectly do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any person that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information. The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of himself or any other person that are directly competitive with those of the operating divisions of the Company in which the Executive has worked or over which he has or has had supervisory responsibility, in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range. In addition, the Executive agrees that, during the Employment Period and such 18-month period thereafter, he will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers, except in the ordinary course of the Company’s business.
(c)    Non-Competition. The Executive agrees that, during the Employment Period and for a period of 12 months following the termination of his employment for any reason, the Executive shall not, without the prior written consent of the Company, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity that is engaged in a business that is in competition with the primary businesses or products of the Company as of the Executive’s date of termination. Nothing herein shall restrict the Executive from owning, for personal investment purposes only, less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company, if the Executive has no other connection or relationship with the issuer of such securities.
(d)    Non-Solicitation. The Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof for any reason, he will not hire or solicit to hire, whether on his own behalf or on behalf of any other person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company. In addition, during the Employment Period and such 18-month period thereafter, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business.
(e)    Public Comment. The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees. Similarly, the then current (i) members of the Board and (ii) members of the Company’s senior management shall not make any derogatory comment concerning the Executive, and the Company shall use reasonable efforts to ensure that the former (A) members of the Board and (B) members of the Company’s senior management do not make any derogatory comment concerning the Executive.

(f)    Blue Penciling. If any of the restrictions on competitive or other activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent him from obtaining gainful employment subsequent to the termination of his employment. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.
(g)    Injunctive Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.
(h)    Certain Reporting. Notwithstanding anything to the contrary herein, the Executive understands that nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

6.    Work for Hire. The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company. Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.
7.    Miscellaneous.
(a)    Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.
Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of his rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
(b)    Survival. The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement pursuant to Section 3.

(c)    Notices. Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, email with electronic confirmation, or courier, prepaid, as follows:
If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records

If to the Company at:
PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Chairman

With a copy to:
PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Executive Vice President, General Counsel and Secretary

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

(d)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof relating to the conflict of laws.
(e)    Consent to Jurisdiction. Any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in the Borough of Manhattan in the City and State of New York and, by execution and delivery of this Agreement, the Executive: (i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.
(f)    Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

(g)    Waiver. The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there will be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company’s right to terminate the Executive’s employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)    Indemnification. The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive’s acting as Chief Executive Officer, Heritage Brands, or Vice Chairman, PVH or an employee, officer or director of the Company (or, to the extent such service is requested by the Company, any of its affiliates), to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company. In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other officers of the Company.
(i)    Legal Fees. The Company agrees to reimburse the Executive (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the fullest extent permitted by law, for all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided, that the Executive prevails with respect to at least one substantive issue in dispute. In order to comply with Section 409A, in no event shall the payments by the Company under this Section 7(i) be made later than the end of the calendar year next following the calendar year in which any such contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such contest is finally resolved. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

(j)    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(k)    Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.
(l)    Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A.
(m)    Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Prior Agreement, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof, excluding the agreement to be entered into between the Company and the Executive relating to the Company’s Capital Accumulation Program, the Plans or the plans referred to in Section 2(c), the terms and conditions of which shall not be affected hereby. This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns. The Executive acknowledges that he is entering into this Agreement of his own free will and accord with no duress, and that he has read this Agreement and understands it and its legal consequences.
(n)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of manually executed copies of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on March 29, 2018.

PVH CORP.

By:     /s/ Mark D. Fischer
Name:    Mark D. Fischer
Title:    Executive Vice President

/s/ Francis K. Duane
Francis K. Duane

EXHIBIT A

RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT FRANCIS K. DUANE (the “Releasor”), on behalf of himself and his heirs, executors, administrators and legal representatives, in consideration of the severance to be paid and other benefits provided pursuant to Section 3(b) of the Employment Agreement between the Releasor and PVH Corp., dated as of March 1, 2018 (as the same may have been heretofore amended, the “Agreement”), hereby irrevocably, unconditionally, generally and forever releases and discharges PVH Corp. and its current and former affiliates (collectively, the “Company”), each of their respective current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the “Releasees”), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of his employment with the Company or the termination of such employment (collectively, “Claims”), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship or worker or workplace protection or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the New Jersey Law Against Discrimination, as amended, the New York State and New York City Human Rights Laws, as amended, the laws of the States of New York and New Jersey, the City of New York and Somerset County, New Jersey relating to discrimination, as amended, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. This Release shall not apply to any claim that the Releasor may have for a breach of Section 3(b), 5(e), 7(h) or 7(i) of the Agreement, any plan or program referred to in Section 2(b) or 2(c) of the Agreement or the Releasor’s agreement under the Company’s Capital Accumulation Program.
The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body.

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The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them, and the Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any Claims, or other liability, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity. Notwithstanding the foregoing, nothing herein shall constitute a release by the Releasor of a claim to the extent such claim is not waivable as a matter of applicable law. Without limiting the generality of the foregoing, nothing herein shall affect any right to file an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, the Releasor agrees not to violate the confidentiality provisions of the Agreement and further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the Equal Employment Opportunity Commission, civil action, suit or legal proceeding against the Releasees (or any of them) involving any matter occurring at any time in the past, the Releasor will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.
The Releasor agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.
The Releasor hereby waives any right to, and agrees not to, seek reinstatement of his employment with the Company or any Releasee. The Releasor acknowledges that the amounts to be paid to him under Section 3(b) of the Agreement do not include any benefit, monetary or otherwise, which the Releasor has earned or accrued, or to which he is already entitled.
The Releasor acknowledges that he was advised by the Company to consult with his attorney concerning the waivers contained in this Release, that he has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived. The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to him to consider whether to sign it. In addition, in the event that the Releasor elects to sign and return to PVH Corp. a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to PVH Corp., 200 Madison Avenue, New York, New York 10016, Attention: General Counsel, within the Revocation Period. This Release, and the Releasor’s right to receive the amounts to be paid to him

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under Section 3(b), shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of his right of revocation.
This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and PVH Corp.
This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.
IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of             , 20__.

Francis K. Duane

SWORN TO AND SUBSCRIBED
BEFORE ME THIS          DAY OF
, 20__.

Notary Public

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